EXHIBIT 8.1

[Letterhead of Hunton Andrews Kurth LLP]

March 4, 2019

Blue Valley Ban Corp.
11935 Riley Street
Overland Park, Kansas 66213

Re:	Federal Income Tax Opinion Issued to Blue Valley Ban Corp. in
Connection with the Merger of Blue Valley Ban Corp. with and into
Heartland Financial USA, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to Blue Valley Ban Corp., a Kansas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) (“BVBC”), in connection with (1) the merger of BVBC with and into Heartland Financial USA, Inc., a Delaware corporation, and bank holding company registered under the BHC Act (“Heartland”), with Heartland continuing as the surviving entity (the “Merger”), immediately followed by (2) the merger of Bank of Blue Valley, a Kansas state-chartered bank and wholly-owned subsidiary of BVBC (“BankBV”), with and into Morrill & Janes Bank and Trust Company, a Kansas state-chartered bank with full banking powers and wholly-owned subsidiary of Heartland (“M&JBank”), with M&JBank continuing as the surviving entity (the “Bank Merger”) (such transactions, taken together, the “Mergers”). The Mergers shall be in accordance with and pursuant to the terms of that certain Agreement and Plan of Merger dated as of January 16, 2019, by and among Heartland and BVBC (the “Merger Agreement”) and the Agreement of Merger dated as of January 16, 2019 by and among M&JBank and BankBV (the “Bank Merger Agreement”). Pursuant to the requirements of Section 7.2(f) of the Merger Agreement, you have asked us to render an opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

Set forth below is our opinion, together with the representations, assumptions and documents upon which we have relied in rendering our opinion.

A.    Documents Reviewed

In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

1.the Merger Agreement;

2.the Bank Merger Agreement;

3.the Proxy Statement/Prospectus of Heartland contained in the Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission on March 4, 2019 (the “Registration Statement”);

4.the Certificates of Heartland and BVBC, delivered to us on or about March 4, 2019, with respect to various factual representations and certifications (collectively, the “Certificates”); and

5.such other documents as we have deemed necessary or appropriate for purposes of this opinion.

B.	Representations

In connection with the opinions rendered below, we have reviewed and relied upon the factual representations set forth in the Certificates.

C.    Assumptions

In connection with the opinions rendered below, we have assumed that:

1.    all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents;

2.    the Merger and the other transactions specified in the Merger Agreement have been and will be consummated as contemplated in the Merger Agreement, without waiver of any material provision thereof;

3.     the Merger will be reported by Heartland and BVBC on their respective income tax returns in a manner consistent with the opinions set forth below; and

4.    the Certificates are true and accurate in all material respects as of the Effective Time of the Merger.

D.    Opinion

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificates as of the date hereof and as of the date of the Effective Time of the Merger and subject to the limitations set forth herein and the assumptions, limitations and qualifications set forth in the Registration Statement, it is our opinion that:

1.the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

2.the discussion in the section of the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” constitutes our opinion under current law of the material United States federal income tax consequences of the Merger to shareholders of Heartland.

E.    Limitations

1.    Except as otherwise indicated, the opinions contained in this letter are based upon the Code and its legislative history, the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

2.    The opinions expressed herein represent counsel’s best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Certificates. To the extent that any of the factual representations provided to us in the Certificates are with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the assumptions set forth above, the facts contained in the documents or the factual representations set forth in the Certificates or the Merger Agreement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by Heartland or BVBC) could adversely affect the opinions stated herein.

3.    No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement.

4.    This opinion letter is issued to you solely for the benefit of BVBC in connection with the satisfaction of BVBC’s obligations under Section 7.2(f) of the Merger Agreement and no other person or entity may rely hereon without our express written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hunton Andrews Kurth LLP

Hunton Andrews Kurth LLP